Exhibit 3.1

ARC GROUP, INC.

CERTIFICATE OF DESIGNATION OF

SERIES A CONVERTIBLE PREFERRED STOCK

Pursuant to Chapter 78.195 of the of the Nevada Revised Statutes (“NRS”), ARC Group, Inc., a Nevada corporation (the “Corporation”), does hereby certify:

The Articles of Incorporation of the Corporation (the “Charter”) confer upon the Board of Directors of the Corporation (the “Board of Directors”) the authority to provide for the issuance, from time to time, in one or more series, of shares of preferred stock and, in the resolution or resolutions providing for such issue, establish for each such series the number of shares, the designations, powers, privileges, preferences and rights, if any, of the shares of such series, and the qualifications, limitations and restrictions, if any, of such series, to the fullest extent permitted by the NRS as the same exists or may hereafter be amended. On June 8, 2018, the Board of Directors duly adopted the following resolution creating a series of preferred stock designated as the Series A Convertible Preferred Stock, comprised initially of 1,000,000 shares, and such resolution has not been modified and is in full force and effect on the date hereof:

RESOLVED that, pursuant to the authority vested in the Board of Directors in accordance with the provisions of the Charter, a series of the class of authorized preferred stock, par value $0.01 per share, of the Corporation is hereby created and that the designation and number of shares thereof and the powers, preferences and rights of the shares of such series, and the qualifications, limitations and restrictions thereof are as follows:

1.  Designation, Par Value and Number. The shares of such series shall be designated as Series A Convertible Preferred Stock (the “Series A Convertible Preferred Stock”). The number of shares initially constituting the Series A Convertible Preferred Stock shall be 1,000,000, which number may be increased or decreased by the Board of Directors without a vote of shareholders; provided, however, that such number may not be decreased below the sum of the number of then outstanding shares of Series A Convertible Preferred Stock. The Series A Convertible Preferred Stock shall have a par value of $0.01 per share. The shares of Series A Convertible Preferred Stock may, but need not, be represented by certificates in such form as may be approved by the Board of Directors.

2.        Liquidation, Dissolution and Winding Up. The Series A Convertible Preferred Stock shall be treated pari passu with the Common Stock except that the payment on each share of Series A Convertible Preferred Stock shall be equal to the amount of the payment on each share of Common Stock multiplied by the Conversion Rate.

3.  Dividends and Distributions. The Series A Convertible Preferred Stock shall be treated pari passu with the Common Stock except that the dividend on each share of Series A Convertible Preferred Stock shall be equal to the amount of the dividend declared and paid on each share of Common Stock multiplied by the Conversion Rate.

4.       Voting. The shares of Series A Convertible Preferred Stock shall vote on all matters as a class with the holders of Common Stock and each share of Series A Convertible Preferred Stock shall be entitled to 100 votes per share. Holders of shares of Series A Convertible Preferred Stock shall be entitled to notice of any stockholders’ meeting in accordance with the Bylaws of the Corporation.

5.        Conversion Right.

(a)       General. Each holder of shares of Series A Convertible Preferred Stock may convert any or all of the such shares at any time after the date such shares were issued to such holder into shares of Common Stock (the “Conversion Right”).

(b)       Conversion Rate. The conversion rate shall be one (1) share of Common Stock (as adjusted pursuant to Sections 5(f) & (g)) for each share of Series A Convertible Preferred Stock (the “Conversion Rate”).

(c)       Conversion Price. The purchase price shall be seventy-five cents ($0.75) for each share of Common Stock (the “Conversion Price”).

(d)       Method of Conversion. In order to convert shares of Series A Convertible Preferred Stock, a holder of such shares shall send to the Corporation by any form of electronic transmission, at any time prior to 5:00 p.m. Eastern Standard Time on the business day on which such holder wishes to effect such Conversion (the “Conversion Date”), a notice of conversion in substantially the form attached hereto as Annex I (a “Conversion Notice”), stating the number of shares to be converted and the number of shares of Common Stock issuable upon such conversion in accordance with the formula set forth in Section 5(b) above. Except as otherwise provided herein, upon delivery of a Conversion Notice by a holder in accordance with the terms hereof and payment in full of the applicable Conversion Price, such holder shall, as of the applicable Conversion Date, be deemed for all purposes to be the record owner of the Common Stock to which such Conversion Notice relates. No fractional shares of Common Stock shall be issued upon conversion of the Series A Convertible Preferred Stock. In lieu of any fractional shares to which the holder would otherwise be entitled, fractional share shall be rounded up to a whole share. Upon conversion of any shares of Series A Convertible Preferred Stock, such shares shall be retired by the Corporation and restored to the status of authorized and unissued shares of Series A Convertible Preferred Stock.

(e)       Methods of Payment. The Conversion Price for shares of Common Stock issued upon the conversion of shares of Series A Convertible Preferred Stock may be paid for as follows:

(i)       in cash or by check, payable to the order of the Corporation;

(ii)        by reducing the number of shares of Common Stock otherwise issuable to the holder upon the exercise of the Conversion Right by a number of shares of Common Stock having a Fair Market Value (as defined below) equal to such aggregated Conversion Price; provided, however, that such method of payment is then permitted under applicable law;

(iii)       to the extent permitted by applicable law and by the Board of Directors, in its sole and absolute discretion, by: (A) delivery of a promissory note by the holder to the Corporation on terms determined by the Board of Directors, or (B) payment of such other lawful consideration as the Board of Directors may determine; or

(iv)       by any combination of the above permitted forms of payment.

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For the purpose of this Designation, “Fair Market Value” shall mean, as of any date, the value of a share of Common Stock, determined as follows:

(x)        if the shares of Common Stock are listed on any established stock exchange or national market system, the fair market value shall be the closing sales price for the shares of Common Stock (or the closing bid, if no sales were reported) as quoted on such exchange or system on the Trading Day immediately preceding the Conversion Date;

(y)        if the shares of Common Stock are not listed on any established stock exchange or national market system, but are regularly quoted by a recognized securities dealer but selling prices are not reported, the fair market value shall be the mean between the high bid and low asked prices for the shares of Common Stock on the Trading Day immediately preceding the Conversion Date (or, if no bids and asks were reported on that date, as applicable, on the last trading date such bids and asks were reported); or

(z)  in the absence of an established market for the shares of Common Stock, the fair market value shall be as determined in good faith by the Board of Directors.

For the purposes of this Designation, “Trading Day” means a day on which the securities exchange, association, or quotation system on which shares of Common Stock are listed for trading shall be open for business or, if the shares of Common Stock shall not be listed on such exchange, association, or quotation system for such day, a day with respect to which trades in the United States domestic over-the-counter market shall be reported.

(f)  Adjustment for Stock Splits, Stock Dividends and Combinations. If the Corporation shall at any time or from time to time after the issuance of the Series A Convertible Preferred Stock effect a subdivision of the outstanding Common Stock or pay a stock dividend on the outstanding Common Stock, the Conversion Rate then in effect immediately before that subdivision shall be proportionately increased. If the Corporation shall at any time or from time to time after the issuance of the Series A Convertible Preferred Stock combine the outstanding shares of Common Stock, the Conversion Rate then in effect immediately before the combination shall be proportionately decreased. Any adjustment under this paragraph shall become effective at the close of business on the date the subdivision or combination becomes effective.

(g)  Adjustment for Mergers, Reorganization or Related Transactions. If there shall occur any reorganization, recapitalization, reclassification, consolidation, or merger involving the Corporation in which the Common Stock (but not the Series A Convertible Preferred Stock) is converted into or exchanged for securities, cash, or other property, then, following any such reorganization, recapitalization, reclassification, consolidation, or merger, each share of Series A Convertible Preferred Stock shall thereafter be convertible in lieu of the Common Stock into which it was convertible prior to such event into the kind and amount of securities, cash or other property that a holder of the number of shares of Common Stock of the Corporation issuable upon conversion of one share of Series A Convertible Preferred Stock immediately prior to such reorganization, recapitalization, reclassification, consolidation, or merger would have been entitled to receive pursuant to such transaction.

(h)       Transfers. Each share of Series A Convertible Preferred Stock shall automatically, without further action by the holder thereof, be converted into one (1) fully paid and nonassessable share of Common Stock upon the occurrence of a Transfer (as defined below) of such share of Series A Convertible Preferred Stock. Each outstanding stock certificate (if any) that, immediately prior to such Transfer, represents one or more shares of Series A Convertible Preferred Stock subject to such Transfer shall, upon and after such Transfer, be deemed to represent an equal number of shares of Common Stock, without the need for surrender or exchange thereof. The Corporation shall, upon the request of each such holder and upon receipt of such holder’s outstanding certificate (if any), issue and deliver to such holder new certificates representing such holder’s shares of Common Stock. Each share of Series A Convertible Preferred Stock that is converted pursuant to this Section 5(h) shall be retired by the Corporation and restored to the status of authorized and unissued shares of Series A Convertible Preferred Stock. In the event a Transfer of shares of Series A Convertible Preferred Stock occurs, the Conversion Price shall be paid by the recipient of such shares in the manner described in Section 5(e)(ii) of this Designation.

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For the purposes of Section 5(h) of this Designation, “Transfer” of a share of Series A Convertible Preferred Stock means any sale, assignment, transfer, conveyance, hypothecation or other transfer or disposition of such share or any legal or beneficial interest in such share, whether or not for value and whether voluntary or involuntary or by operation of law, including, without limitation, a transfer of a share of Series A Convertible Preferred Stock to a broker or other nominee (regardless of whether there is a corresponding change in beneficial ownership) or the transfer of, or entering into a binding agreement with respect to, Voting Control (as defined below) over such share by proxy or otherwise; provided, however, that the following shall not be considered a “Transfer” within the meaning of this Section 5(h):

(i)        the granting of a revocable proxy to officers or directors of the Corporation at the request of the Board of Directors in connection with actions to be taken at an annual or special meeting of stockholders;

(ii)        entering into a voting trust, agreement or arrangement (with or without granting a proxy) solely with stockholders who are holders of Series A Convertible Preferred Stock that: (A) is disclosed either in a Schedule 13D filed with the Securities and Exchange Commission or in writing to the Secretary of the Corporation, (B) either has a term not exceeding one (1) year or is terminable by the holder of the shares subject thereto at any time; and (C) does not involve any payment of cash, securities, property or other consideration to the holder of the shares subject thereto other than the mutual promise to vote shares in a designated manner; or

(iii)        the pledge of shares of Series A Convertible Preferred Stock by a stockholder that creates a mere security interest in such shares pursuant to a bona fide loan or indebtedness transaction for so long as such stockholder continues to exercise Voting Control over such pledged shares; provided, however, that a foreclosure on such shares or other similar action by the pledgee shall constitute a “Transfer”.

For the purposes of this Section 5(h) of this Designation, “Voting Control” shall mean, with respect to a share of Series A Convertible Preferred Stock, the power (whether exclusive or shared) to vote or direct the voting of such share by proxy, voting agreement or otherwise.

6.  Modification; Amendment or Waiver. The terms of this Certificate of Designation shall not, by merger, consolidation or otherwise, be amended, waived, altered or repealed without the affirmative vote of the holders of a majority of the voting power of the Series A Convertible Preferred Stock, voting as a separate class. Any right or preference of the Series A Convertible Preferred Stock set forth in this Certificate of Designation may be waived pursuant to a written instrument signed by the holders of a majority of the voting power of the outstanding shares of Series A Convertible Preferred Stock, voting as a separate class, which written instrument shall specifically set forth the right or preference being waived and the extent of such waiver. For the purposes of this Section 6, each share of Series A Convertible Preferred Stock shall have one (1) vote per share.

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7.  Severability. If any term of this Certificate of Designation is invalid, unlawful, or incapable of being enforced by reason of any rule of law or public policy, all other terms of this Certificate of Designation as set forth herein which can be given effect without the invalid, unlawful or unenforceable term will, nevertheless, remain in full force and effect, and no term of this Certificate of Designation will be deemed dependent upon any other such term unless so expressed in this Certificate of Designation.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Designation to be duly executed in its corporate name on this 14th day of June, 2018.

ARC GROUP, INC.

By:	/s/ Richard W. Akam
Richard W. Akam
Chief Executive Officer

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ANNEX I

NOTICE OF CONVERSION

The undersigned hereby elects to exercise the Conversion Right and convert shares of Series A Convertible Preferred Stock into shares of Common Stock pursuant to the terms and conditions of the Certificate of Designation relating to the Series A Convertible Preferred Stock of ARC Group, Inc., a Nevada corporation (the “Certificate of Designation”). Capitalized terms used herein and not otherwise defined shall have the meaning ascribed to such terms in the Certificate of Designation.

Conversion Date: ____________________________________

Number of Shares of Preferred Stock to be Converted: ____________________________________

Aggregate Conversion Price: _________________________________________

Number of Shares of Common Stock to be Issued: ____________________________________

Name of Holder: ________________________________________

Address of Holder: ______________________________________

___________________________________

___________________________________

Form of Payment: The undersigned tenders herewith payment of the aggregate Conversion Price in full in accordance with the terms of the Certificate of Designation in the following manner:

☐	in cash or by check;

☐	a reduction of the number of shares of Common Stock otherwise issuable under the Certificate of Designation by a number of shares of Common Stock having a Fair Market Value equal to the aggregate Conversion Price;

☐	a promissory note; or

☐	the following consideration: _______________________________.

In exercising the Conversion Right, the undersigned hereby confirms and acknowledges that the shares of Common Stock to be issued upon conversion thereof are being acquired solely for the account of the undersigned for investment purposes only (unless such shares are subject to resale pursuant to an effective registration statement or an exemption from registration under applicable federal and state securities laws), and that the undersigned will not offer, sell or otherwise dispose of any such shares of Common Stock except under circumstances that will not result in a violation of the Securities Act of 1933, as amended, or any state securities laws.

IF HOLDER IS AN INDIVIDUAL:	IF HOLDER IS AN ENTITY:

By:
Name:		Name:
Title:

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